Exhibit 99.1

Contact:	Leslie Tullio	1919 North Lynn Street
	571-303-5689	Arlington, Virginia 22209
	ltullio@executiveboard.com	www.executiveboard.com
CORPORATE EXECUTIVE BOARD ELECTS LEADING EXECUTIVES TO BOARD OF DIRECTORS;
BOARD OF DIRECTORS ACCEPTS RESIGNATION OF LONG-TIME DIRECTOR DAVID W. KENNY
ARLINGTON, Va. — Aug. 6, 2010 — The Corporate Executive Board Company (CEB) (NASDAQ: EXBD) today announced that the Company added two leading executives to its Board of Directors. L. Kevin Cox, executive vice president of Human Resources at American Express Company, and Jeffrey R. Tarr, president and COO at IHS Inc., were elected unanimously on Aug. 5, 2010. CEB also announced that its Board has accepted the resignation of David W. Kenny, a director of the Company since 1999.
“We are truly excited to have Kevin and Jeff join our Board of Directors,” said Thomas Monahan, Corporate Executive Board Chairman and CEO. “Both are proven business leaders and experienced public company directors with deep knowledge in global operating environments, which will contribute to CEB’s continued growth and impact on member company performance. Kevin’s human resources and strategy acumen, and his experience as a long-time CEB member, will be great assets to us as we grow and develop our resources around the world. Jeff’s operating and strategy portfolio, together with his years of experience as an information services executive serving the business-to-business sector, position him to offer valuable, results-oriented advice to CEB.”
L. Kevin Cox
In his role at American Express Company, Inc. (“American Express”) (NYSE: AXP), a global provider of payment solutions and travel-related services for consumers and businesses, Mr. Cox serves as chief architect of the company’s human capital plan with responsibility for all aspects of global human resource operations and strategy. He joined American Express in 2005 and is a member of the American Express Business Operating Committee.
Prior to joining American Express, Mr. Cox spent 16 years at PepsiCo and Pepsi Bottling Group, where he held positions leading strategy, business development, technology, and human resources. He played a significant role in the initial public offering of Pepsi Bottling Group in 1999. Mr. Cox served as a member of the Board of Directors of Virgin Mobile USA from 2007 until 2009, when Virgin Mobile was acquired by Sprint Nextel. He is a member of the Board of Directors and the former chairman of Ability Beyond Disability, a rehabilitation institute located in Brookfield, CT.
Mr. Cox holds a Master of Labor and Industrial Relations from Michigan State University and a Bachelor of Arts from Marshall University.
Jeffrey R. Tarr
Mr. Tarr is president and COO of IHS Inc. (“IHS”) (NYSE: IHS), a leading global source of information and insight in energy, economics, geopolitical risk, sustainability, and supply chain management. Before becoming president and COO of IHS in 2008, Mr. Tarr was co-president and COO (2007-2008), and president and COO of one of the two operating divisions (2004-2007) of IHS. Mr. Tarr has played a key leadership role in transforming IHS, through organic growth and acquisitions, into a leading information company with $1 billion in revenue over the trailing 12 months.
From 2001-2003, Mr. Tarr was CEO of Hoover’s, Inc., also serving as chairman from 2002, and in 2003, he oversaw the sale of Hoover’s to The Dun & Bradstreet Corporation. He remained president of Hoover’s through 2004. Mr. Tarr is a graduate of Princeton University and holds a Master of Business Administration from the Stanford Graduate School of Business.

David W. Kenny
The Board of Directors has accepted the resignation of David W. Kenny. Mr. Kenny has been a director since the Company went public in 1999, during which time he has served on the Audit and Compensation Committees. Mr. Kenny resigned after announcing that he is to become president of Akamai Technologies Inc. as of Sept. 7, 2010.
“I plan to devote my full energy to my new role at Akamai, which promises to be demanding,” said Mr. Kenny. “With two strong new directors coming onto the CEB Board, I felt the timing was right for me to step down. I am pleased with the progress the Company has made on its key priorities and proud of what CEB has accomplished during my tenure as a director. I look forward to remaining a friend and member of CEB for years to come.”
“I want to offer my heartfelt thanks, on behalf of CEB management and our Board, for all that David has brought to the Company across the past 11 years,” added Mr. Monahan. “We wish David well in next phase of his career, and we look forward to supporting him in his new role.”
With the election of Messrs. Cox and Tarr, and the resignation of Mr. Kenny, the Company’s Board of Directors now consists of eight directors, seven of whom qualify as independent.
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